                                                                   EXHIBIT 10.87

                        MANUFACTURING SUPPLY AGREEMENT


     This MANUFACTURING SUPPLY AGREEMENT (the "Agreement") is entered into as of March 24, 1998, by and between Hydro Med Sciences ("Hydro Med"), a division of GP Strategies Corp., a Delaware corporation, and Roberts Laboratories Inc., a New Jersey corporation ("Roberts").


                                 RECITALS

     WHEREAS, Hydro Med has developed a sealed, hollow cartridge containing the luteinizing hormone releasing hormone (LHRH), histrelin, for the subcutaneous release of said hormone, which may be useful in the treatment of human prostatic carcinoma and other indications (the "Product") and Roberts has agreed to license from Hydro Med certain rights of Hydro Med to the Product and to pursue development and commercialization of the Product pursuant to the terms of a License Agreement, dated as of the date hereof (the "License Agreement"), between Hydro Med and Roberts; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Roberts wishes to have Hydro Med manufacture the Product at its manufacturing facility in Cranbury, New Jersey and Hydro Med has agreed to manufacture such Product for Roberts at such facility.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   SECTION 1
                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "AFFILIATES" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or otherwise.

     "AGREEMENT" shall mean this Manufacturing Supply Agreement, as the same may hereafter be amended, modified or restated, including all of the exhibits annexed hereto.

     "ANNUAL FORECAST" shall have the meaning ascribed to such term in Section
2.2 hereof.

     "APPLICABLE LAWS" shall mean all applicable United States federal, state and local laws, ordinances, rules and regulations of any kind whatsoever, including, without limitation, the United States Federal Food, Drug and Cosmetic Act.

     "BUSINESS DAY" shall mean a day on which banks are open for the transaction of business required for this Agreement in the State of New Jersey.

     "CAPITAL IMPROVEMENTS" shall mean items of any nature incorporated into the Plant which are not expensed but rather are capitalized in accordance with Hydro Med's policies.

     "DEFECT" shall mean one or more defects or characteristics in any Product which causes the Product to fail to conform to the Specifications.

     "DEFECTIVE PRODUCT" shall mean a Product containing one or more Defects which causes the Product to fail to conform to the labeled indications for its use which have been established by the FDA.

     "DISPUTED PRODUCT" shall have the meaning ascribed to such term in Section 4.3(b) hereof.

     "DISPUTED ROBERTS MATERIALS" shall have the meaning ascribed to such term in Section 5.4 hereof.

     "FDA" shall mean the United States Food and Drug Administration.

     "FORCE MAJEURE CONDITIONS" shall have the meaning ascribed to such term in
Section 9.13 hereof.

     "HYDRO MED GROUP" shall have the meaning ascribed to such term in Section
5.5 hereof.

     "HYDRO MED PRODUCT DEFECT" shall mean any Defect in any Product which is attributable to Hydro Med, rather than to Roberts, including, without limitation, in the design, workmanship, in the manufacture of, in the Materials (other than in the Roberts Materials) comprising, or in the packaging of, any Product, and which causes the Product to be a Defective Product.

     "LICENSING AGREEMENT" shall have the meaning ascribed to such term in the Recitals set forth above.

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     "MATERIALS" shall mean all materials, goods and ingredients ( including, without limitation, the Roberts Materials) necessary for the manufacture, production, labeling, packaging and storage of the Product.

     "MINIMUM ANNUAL UNIT AMOUNTS" shall have the meaning ascribed to such term in Section 2.3 hereof.

     "PERSON" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

     "PLANT" shall mean Hydro Med's manufacturing facility at 8 Cedar Brook Drive, Cranbury, New Jersey 08512 or any other manufacturing premises where Hydro Med moves its operations in accordance with the terms of this Agreement.

     "PRODUCT" shall have the meaning ascribed to such term in the Recitals set forth above.

     "PURCHASE ORDER" shall mean a purchase order from Roberts to Hydro Med for the Products which is issued in accordance with the provisions of Section 2.2 of this Agreement.

     "ROBERTS GROUP" shall have the meaning ascribed to such term in Section 5.6 hereof.

     "ROBERTS MATERIALS" shall mean the luteinizing hormone releasing hormone
(LHRH) histrelin and all other materials, goods and ingredients supplied by Roberts to Hydro Med in connection with the manufacturing, production and processing of the Product at the Plant pursuant to the terms hereof.

     "ROBERTS PRODUCT DEFECT" shall mean any Defect in any Product which is attributable to Roberts, rather than to Hydro Med, including, without limitation, in the design, workmanship, in the manufacture of, in the Roberts Materials comprising, or in the labeling or packaging of, any Product, and which causes the Product to be a Defective Product.

     "SPECIFICATIONS" shall mean the specifications for the Product which are established by Hydro Med and are approved by the FDA.

     "TECHNICAL AGREEMENT" shall mean the Technical Agreement, substantially in the form attached hereto as Exhibit A, to be entered into between Roberts and Hydro Med on the date hereof, as the same may hereafter be amended, modified or restated.

     "TOTAL COST PER UNIT" shall mean the aggregate amount of all direct and indirect costs, fees and expenses incurred by Hydro Med in order to manufacture and produce each unit of the Product at the Plant.

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                                   SECTION 2
                      MANUFACTURING, PRICING, AND PAYMENT


     2.1.  MANUFACTURING.   (a)  During the term of this Agreement, Hydro Med
will manufacture, package, produce and provide to Roberts, Roberts' total requirements of Product on an exclusive basis. Subject to the provisions of
Section 2.2(e) hereof, Roberts shall not permit any party other than Hydro Med to manufacture and produce the Product. Such manufacturing shall be performed to the best of Hydro Med's ability in accordance with the terms hereof and in accordance in all material respects with the terms and conditions described in the Technical Agreement attached hereto as Exhibit A.

          (b) All Roberts Materials required in connection with the production and manufacture of the Product shall be supplied to Hydro Med by Roberts at Roberts' sole cost and expense and shall comply with the Specifications. Once the parties hereto have obtained all necessary approvals from the FDA to market and sell the Product in the United States, Roberts shall, during the term hereof, deliver to Hydro Med, on a semi-annual basis, a sufficient volume of Roberts Materials to enable Hydro Med following each such delivery to produce the Product at the Plant in an amount necessary to satisfy Roberts' then current volume requirements for the Product for at least a six (6) month period in accordance with the most recent Purchase Order furnished by Roberts to Hydro Med pursuant to Section 2.2 (c) hereof . Title to all Roberts Materials furnished by Roberts to Hydro Med shall remain in Roberts and the materials shall be segregated in Hydro Med's Plant and clearly and conspicuously labeled as Roberts' property until such time as such Roberts Materials are used in the production of the Product.

          (c) Product produced hereunder shall be manufactured by Hydro Med in accordance with Applicable Laws (including current Good Manufacturing Practices
(cGMP)) and Hydro Med's current production standards and practices at the Plant. Either party hereto may, from time to time, during the term of this Agreement, request the approval of the other party to a change in such standards or practices, which approval shall not be unreasonably withheld; provided that if any such requested change is not agreed to, the standards and practices in effect immediately prior to the time of such request shall remain valid and in effect. Any and all changes to such practices and standards shall be made only pursuant to the written agreement of the parties hereto, or, if required in order for Hydro Med to remain in compliance with Applicable Laws following the date hereof, upon written notice from Hydro Med to Roberts, such notice to specify in reasonable detail the basis for such changes; provided that Hydro Med shall be entitled to increase its standards costs of production to the extent of any increase in production costs resulting from any change in production standards or practices pursuant to this Section 2.1(c) from those in effect on the date hereof. In the event that the production standards or practices of Hydro Med are changed pursuant

                                     - 4 -
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to the provisions of this Section 2.1(c), Hydro Med shall thereafter manufacture the Product hereunder in compliance with such changed production practices and standards.

          (d) Nothing contained herein shall limit, restrict or prohibit Hydro Med during the term of this Agreement from soliciting for manufacture or manufacturing other products, goods and items in addition to the Products so long as Hydro Med is able to satisfy all of its manufacturing obligations to Roberts hereunder. In such case, Hydro Med agrees not to favor such other products, goods or items by manufacturing such products, goods or items at the Plant in a manner which has a material adverse effect on Hydro Med's ability to manufacture the Product at the Plant.

     2.2.  PRODUCTION REQUIREMENTS; PURCHASE ORDERS. (a)   Once the parties
hereto have obtained all necessary approvals from the FDA to market and sell the Product in the United States, Roberts shall, by September 1 of each year during the term hereof, provide Hydro Med with an annual written forecast (the "Annual Forecast") for the following calendar year describing in specific detail and on a quarterly basis its volume requirements for the Product during such year, which Annual Forecast shall be updated quarterly and shall include written notice of any significant changes in Roberts' volume requirements. It is understood and agreed, however, that within thirty (30) days of the date on which the parties hereto have obtained all necessary approvals from the FDA to market and sell the Product in the United States, Roberts shall provide Hydro Med with an Annual Forecast for the relevant calendar year in which all such approvals have been obtained, such Annual Forecast to describe in specific detail Roberts' volume requirements for the Product for the remainder of such calendar year. Any such Annual Forecast (and any quarterly update thereto) shall constitute the best estimate of Roberts as of the date of such Annual Forecast (or as of the date of any such quarterly update) of Roberts' then current volume requirements for the Products, but nothing contained in any such Annual Forecast (or in any quarterly update thereto) shall constitute a Purchase Order or an undertaking or obligation on the part of Roberts to purchase the quantities of Products set forth therein during the periods specified therein.

          (b) On a regular and frequent basis, which may be quarterly, Hydro Med and Roberts (i) shall review the inventory of Product and anticipated sales of the Product; and (ii) agree upon a production schedule which will provide Roberts with sufficient amounts of Product to maintain appropriate customer service levels.

          (c) During the term of this Agreement, Roberts shall on a quarterly basis provide Hydro Med with Purchase Orders for the Product with each such Purchase Order to specify Roberts' volume requirements for the Product for at least a six (6) month period and to be provided to Hydro Med at least one hundred eighty (180) days in advance of the date that any such Products must first be delivered by Hydro Med to Roberts. Each Purchase Order shall be governed by the terms of this Agreement and none of the terms or conditions of Roberts's Purchase Orders, Hydro Med's acknowledgment forms or any other forms shall be applicable, except those specifying quantity ordered, delivery locations and delivery schedule and invoice information. Each Purchase Order

                                     - 5 -
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shall constitute a valid, binding and irrevocable obligation upon Roberts to accept the quantities of Products ordered therein if, and to the extent that, such Products do not contain any Hydro Med Product Defects. Roberts shall make reasonable efforts to order reasonable quantities of the Products per Purchase Order and to spread out the deliveries of the Products over the course of the year to the extent practicable. Hydro Med hereby covenants that it shall use reasonable efforts to ensure that all of the shipments of Products ordered by Roberts pursuant to a Purchase Order are shipped timely in accordance with the directions contained in such Purchase Order; provided, however, that nothing contained herein shall require Hydro Med, during any six (6) month period, to supply to Roberts more than 150% of the quantity of Products which Roberts anticipated ordering from Hydro Med during such six (6) month period pursuant to the most recent Annual Forecast which Roberts previously furnished to Hydro Med.

          (d) In the event Hydro Med, within ninety (90) Business Days after its receipt of a Purchase Order, notifies Roberts of its inability to meet the requirements of such Purchase Order, including the specified delivery dates, the parties shall attempt to arrange a substitute delivery schedule by mutual agreement. Such notice shall include a statement of the reasons for Hydro Med's inability to produce such volume of the Product and the amount of Product affected.

          (e) Except in the case of a force majeure condition (in which case the provisions of Section 9.13 hereof shall apply), in the event the parties are unable to agree on a substitute delivery schedule, Roberts shall have the right to have the Product manufactured by parties other than Hydro Med or to undertake such manufacture itself, but only if Product can be obtained more expeditiously from an alternative source and only in such amounts and for such periods necessary to make up the difference between the amounts required by Roberts hereunder and the amounts Hydro Med is capable of manufacturing at the Plant during such periods and only for such periods in which Hydro Med is unable to supply the Product to Roberts on a timely basis. In that event, Hydro Med agrees to provide Roberts or its designee with all technical assistance reasonably necessary for the manufacture of Product, so long as any such designee signs a confidentiality agreement in form and substance reasonably satisfactory to Hydro Med, whereby such designee agrees to be bound by all of the confidentiality obligations to which Roberts is subject in accordance with the provisions of Section 8.1 hereof.

     2.3. MINIMUM UNITS. (a) Roberts and Hydro Med hereby agree that once the parties hereto have obtained all necessary approvals from the FDA to market and sell the Product in the United States, Roberts will be required to make minimum annual purchases of the Product in the following amounts (such amounts are the "Minimum Annual Unit Amounts"):

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
                        Period of Time                                    Minimum Annual Unit
                                                                             Amount During
                                                                           Applicable Period
The first one-year period following the date of receipt by
 the parties hereto of all necessary FDA approvals                                       10,000

The second one-year period following the date of receipt by
 the parties hereto of all necessary FDA approvals                                       20,000

The third one-year period following the receipt by the
 parties hereto of all necessary FDA approvals                                           40,000

The fourth one-year period following the receipt by the
 parties hereto of all necessary FDA approvals and each                                  60,000
 one-year period thereafter during the term of this Agreement

          (b) In the event of the failure of Roberts, other than for causes solely attributable to a Force Majeure Condition (as defined pursuant to Section
9.13 hereof), during any applicable one-year period described above, to order the applicable Minimum Annual Unit Amounts of the Products set forth above, Roberts and Hydro Med agree that Hydro Med will have the option, in its sole discretion, to either (i) immediately terminate this Agreement and the License Agreement or (ii) demand and receive liquidated damages from Roberts in an amount equal to the product of the Total Cost Per Unit times the aggregate number of units of the Product which Roberts failed to order from Hydro Med in accordance with the applicable Minimum Annual Unit Amount requirements set forth above.


     2.4.  REIMBURSEMENT OF EXPENSES.

          (a) The parties hereto hereby agree that Hydro Med shall not receive any fees or other compensation or consideration from Roberts for the performance of the manufacturing services it is providing for Roberts pursuant to the terms of this Agreement. The parties hereto hereby acknowledge and agree, however, that Hydro Med will incur substantial ongoing operating costs, fees and expenses in order to manufacture the Product at the Plant. In order to reimburse Hydro Med for such costs, fees and expenses which have previously been or will be incurred by Hydro Med in connection with the commercial operation of the Plant and the manufacture of the Product at the Plant (including, without limitation, any costs and expenses related to product development, production scale-up, Capital Improvements, labor, overhead and regulatory compliance), Roberts hereby agrees to provide the following reimbursement payments to Hydro Med in the following manner:

          (i)  On the date of the signing of this Agreement        []  $250,000

          (ii) On the date which is six (6) months from the
               date of the signing of this Agreement               []  $250,000

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         (iii) On the date which is twelve (12) months from the
               date of the signing of this Agreement               []  $250,000

          (iv) On the date which is eighteen (18) months from
               the date of  the signing of this Agreement          []  $250,000

          (b) Roberts has also agreed during the term of this Agreement to, subject to the terms and conditions of this Section 2, reimburse Hydro Med for all direct and indirect costs, fees and expenses incurred by Hydro Med in connection with the production and manufacture of the Product at the Plant pursuant to the terms hereof. In connection therewith, the parties hereto hereby agree that for the purposes of this Agreement the Total Cost Per Unit shall be fixed at thirty-five dollars ($35.00) during the entire term of this Agreement .

     2.5. INVOICES. Within thirty (30) days after the shipment of Product to Roberts pursuant to a Purchase Order, Hydro Med shall provide Roberts with an invoice for the total number of units of the Product manufactured at the Plant and shipped to Roberts in accordance with such Purchase Order. Each such invoice shall include a computation of the Total Cost Per Unit multiplied by the total
number of units of the Product covered by such invoice.   All payments due and
payable to Hydro Med by Roberts in accordance with any such invoice shall be provided by Roberts to Hydro Med within thirty (30) days of Roberts' receipt of such invoice.

     2.6. TERMS OF PAYMENT. All payments to be made to Hydro Med in accordance with Sections 2.4 and 2.5 hereof shall be made by check or bank draft to the following address and shall indicate to which invoice(s) payment applies:

          Hydro Med Sciences
          8 Cedar Brook Drive
          Cranbury, New Jersey  08512
          Attention: Mr. Robert Feinberg
                     President and Chief Executive Officer


                                   SECTION 3
                            OBLIGATIONS OF HYDRO MED

     3.1. MANUFACTURING REQUIREMENTS (a) Hydro Med shall manufacture, package, label, test, prepare for shipment and ship Products to Roberts, or to locations designated in writing by Roberts, at and from Hydro Med's Plant at the times and in the quantities set forth by Roberts in the Purchase Orders.

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

     3.2. QUALITY CONTROL AND ASSURANCE. (a) Hydro Med shall manufacture the Products in accordance with all Applicable Laws (including, without limitation, current Good Manufacturing Practices (cGMP)), its customary standards and practices at the Plant and in accordance with the Specifications for the Product.

          (b) Personnel from Roberts shall, upon reasonable advance written notice to Hydro Med, have access to the Plant no more than once a month (except in the event that any Force Majeure Condition has occurred at the Plant, in which case Roberts and its representatives shall be entitled to have access to the Plant upon reasonable advance notice to Hydro Med) during normal business hours in order to observe and inspect the manufacturing, quality control and testing processes for, and the records of all production and quality assurance data related to, the Products.

     3.3. RECORDS AND ACCOUNTING. Hydro Med shall, with respect to each lot of the Products produced by it hereunder, keep accurate records during the term of this Agreement of the manufacture and testing of the Products produced by it hereunder, including, without limitation, all such records which are required under Applicable Laws. Access to such records shall be made available by Hydro Med to representatives of Roberts up to four (4) times during any calendar year during normal business hours at the Plant upon Roberts's prior written request.

     3.4. TECHNICAL AGREEMENT. The parties hereto shall on the date hereof enter into a Technical Agreement, substantially in the form attached hereto as Exhibit A and made a part hereof.


                                   SECTION 4
                         LABELING AND TESTING PRODUCTS

     4.1. LABELING AND PACKING. The Products shall be labeled, prepared and packed for shipment in full compliance with all Applicable Laws, the Specifications and Hydro Med's customary practice.

     4.2. LOT NUMBERING. Lot numbers shall be affixed on the containers for the Products and on each shipping carton in accordance with Applicable Laws, the Specifications and Hydro Med's customary practice.

     4.3. TESTING AND REJECTION OF DELIVERED PRODUCTS. (a) Roberts shall be entitled, at its sole cost and expense, to test any and all Products delivered to it hereunder to determine whether any such Products are Defective Products. Such testing of the Products shall be conducted in accordance with procedures and requirements to be mutually agreed upon by Roberts and Hydro Med. Roberts shall notify Hydro Med in writing promptly, and in any event not later than thirty (30) days after its receipt thereof, if it rejects any Products delivered to it because Roberts believes that such Products are Defective Products. Products not rejected within such thirty (30) day period by Roberts shall be deemed accepted by Roberts. Hydro Med shall use reasonable efforts to replace any Defective Products with Products which are not Defective Products within the shortest possible time and shall deliver such replacement Products to Roberts. In addition, Hydro Med shall arrange for all such Defective Products to be picked up promptly in accordance with all Applicable Laws.

          (b) Notwithstanding subsection 4.3(a) above, if Roberts and Hydro Med disagree on whether any Products are Defective Products or on the methods for or results of testing of any of the Products, an independent laboratory which is acceptable to both parties shall be asked to test the Products in dispute ("Disputed Products"). To the extent such laboratory finds that the Disputed Products are not Defective Products or that the Disputed Products are Defective Products due to any Roberts Product Defects, Roberts shall promptly pay all of the fees, costs and expenses of such laboratory related to such testing and shall promptly pay for all of the Disputed Products. To the extent that such laboratory finds that the Disputed Products are Defective Products due to any Hydro Med Product Defects, Hydro Med shall promptly pay all of the costs, expenses and fees of such laboratory related to such testing and shall replace the Disputed Products in accordance with the preceding subsection 4.3(a). Both parties hereby agree to accept and be bound by the findings of such independent laboratory.


                                   SECTION 5
                      DEFECTIVE PRODUCTS; INDEMNIFICATION

     5.1. Roberts shall be solely responsible for the quality of all Roberts Materials provided to Hydro Med hereunder. Hydro Med shall be responsible for any loss or damage to the Roberts Materials which is solely attributable to the gross negligence or willful misconduct of Hydro Med.

     5.2. In the event that any Roberts Materials provided by Roberts to Hydro Med pursuant hereto are deemed by Hydro Med to contain a Roberts Product Defect within forty-five (45) days of the date of delivery of such Roberts Materials to Hydro Med's Plant, after routine testing of such Roberts Materials by Hydro Med, Roberts shall, at its sole cost and expense, replace such Roberts Materials as soon as possible.

     5.3. Any nondefective Roberts Materials used by Hydro Med in the manufacture, packaging and production of a Product which is deemed to be a Defective Product in accordance with Section 4.3 hereof due to a Hydro Med Product Defect shall be replaced by Roberts as soon as possible at the sole cost and expense of Hydro Med.

     5.4. Notwithstanding anything herein to the contrary, if Roberts and Hydro Med disagree on whether any Roberts Materials contain any Roberts Product Defects or on the methods for or results of testing of any of the Roberts Materials, an independent laboratory which is acceptable to both parties shall be asked to test the Roberts Materials in dispute ("Disputed Roberts Materials"). To the extent such laboratory finds that the Disputed Roberts Materials do not contain any Roberts Products Defects, Hydro Med shall promptly pay all of the fees, costs and expenses of such laboratory related to such testing. To the extent such laboratory finds that the Disputed Roberts Materials contain any Roberts Product Defects, Roberts shall promptly pay all of the fees, costs and expenses of such laboratory related to such testing and shall, at its sole cost and expense, promptly replace the Disputed Roberts Materials in accordance with this Agreement. Both parties hereby agree to accept and be bound by the findings of such independent laboratory.

     5.5. Roberts agrees to indemnify and hold harmless Hydro Med and its employees, officers, directors, shareholders, representatives, agents and Affiliates (collectively, the "Hydro Med Group") from and against and in respect of any liabilities, fees, costs, obligations, damages, judgments, penalties, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any or all of the Hydro Med Group as a result of any demand, suit, action, proceeding or claim asserted or brought against the Roberts Group or the Hydro Med Group by any Person for any death, actual bodily injury or physical property damage arising out of or attributable to (i) any Roberts Product Defect (including, without limitation, any misleading or inaccurate label or instruction form or information affixed to or included with any Product), or (ii) any inaccurate, misleading, or false claim or representation relating to the Product made by Roberts or any of its employees, officers, directors, representatives or agents.

     5.6. Hydro Med agrees to indemnify and hold harmless Roberts and its employees, officers, directors, shareholders, representatives, agents and Affiliates (collectively, the "Roberts Group") harmless from and against and in respect of any liabilities, fees, costs, losses, expenses (including, without limitation, reasonable attorneys' fees and expenses), obligations, damages, judgments and penalties incurred by any or all of the Roberts Group as a result of any demand, suit, action, proceeding or claim asserted or brought against the Hydro Med Group or the Roberts Group by any Person for any death, actual bodily injury or physical property damage arising out of or attributable to (i) any Hydro Med Product Defect or (ii) any inaccurate, misleading, or false claim or representation relating to the Product made by Hydro Med or any of its employees, officers, directors, representatives or agents.

     5.7. The Hydro Med Group on the one hand, and the Roberts Group, on the other, shall each give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party based upon any indemnity contained herein. The notice shall set forth in reasonable detail the nature and basis of the claim and the actual or estimated amount thereof. In the event any action, suit or proceeding is brought against the Hydro Med Group or the Roberts Group, or the Hydro Med Group or the Roberts Group is a party thereto, with respect to which the other party hereto may have liability under any indemnity contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name and on behalf of the indemnified party and in connection with any such action, suit or proceeding the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding. The indemnified party shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any claim against which it is indemnified hereunder and it shall be kept fully informed with respect thereto. The party seeking indemnification hereunder shall not make any settlement of any claim which might give rise to liability of the other party under any indemnity contained herein without the prior written consent of the other party, which consent shall not be unreasonably withheld.


                                   SECTION 6
                         TERM OF AGREEMENT; TERMINATION

     6.1  TERM OF AGREEMENT.  Unless sooner terminated in accordance with this
Section 6, this Agreement shall take effect and commence on the date hereof and shall continue in full force and effect until the date of termination of the License Agreement, at which time this Agreement shall terminate in accordance with the provisions of this Section 6.

     6.2 TERMINATION FOR INSOLVENCY. If either Roberts or Hydro Med (or any Affiliate of Hydro Med to which this Agreement has been assigned in accordance with Section 9.1 hereof) (i) makes a general assignment for the benefit of its creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy;
(iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar official to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described in clauses (iii) or (iv) of this Section 6.2 and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) consecutive days, then the other party hereto may by written notice terminate this Agreement in its entirety with immediate effect.

     6.3  TERMINATION FOR DEFAULT.   Roberts and Hydro Med shall each have the
right to terminate this Agreement if the other party hereto fails to comply in any material respect with any of the material terms and conditions of this Agreement. At least thirty (30) days prior to any such termination for default, the party seeking to so terminate shall give the other party hereto written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 6.3, which notice shall set forth the default(s) which forms the basis for such termination in reasonable detail. If the defaulting party fails to correct such default(s) within thirty (30) days after the receipt of such notification, or if the same reasonably cannot be corrected or remedied within thirty (30) days, then the other party hereto may terminate this Agreement upon the expiration of any such thirty (30) day period. In addition, any default by a party under the Licensing Agreement shall be deemed to be a default by such party hereunder. Notwithstanding any provision to the contrary contained herein, in the event of a default by Roberts of its obligations set forth in Section 2.3 hereof, Hydro Med shall be entitled to immediately terminate this Agreement without providing thirty (30) days prior notice of such termination to Roberts.

     6.4 CONTINUING OBLIGATIONS. Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto with respect to the Product and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 2.3, 2.4, 2.5, 5, 8, 9.14, 9.15 or 9.17 hereof, and such obligations shall survive any such termination.

                                   SECTION 7
                        COMPLIANCE WITH APPLICABLE LAWS

     7.1 COMPLIANCE WITH APPLICABLE LAWS. (a) Hydro Med shall manufacture, store and load for shipment Product, maintain the Plant and dispose of waste and other by-products of manufacture at the Plant, and package the Product in conformity in all material respects with all Applicable Laws and the Specifications; provided, however, that Roberts shall be solely responsible for designing and maintaining labels that comply with all Applicable Laws.

          (b) Hydro Med shall, within seventy-two (72) hours, notify Roberts of any inspection of the Plant by the FDA or any other federal, state or local governmental agency or authority and shall furnish Roberts with copies of all reports and analyses relating to such inspections where the inspections involve Product, its ingredients or the Plant used to manufacture Product; provided that any failure to so notify or furnish shall not constitute a breach or default of this Agreement. If such inspections are scheduled or conducted with advance notice, Hydro Med shall advise Roberts and Roberts shall have the option to be present at the Plant at the time of such inspection. Duplicate samples of Product given to government agents will be provided to Roberts, as will duplicates of photographs, if any, taken during the inspection.

                                   SECTION 8
                                CONFIDENTIALITY

     8.1 CONFIDENTIALITY. The parties hereto hereby acknowledge and agree that each party hereto possesses certain confidential and proprietary information, patent rights and trade secrets relating to, among other things, the Roberts Materials and the Product, in the case of Roberts, and the Product and Hydro Med's manufacturing processes, systems and techniques, in the case of Hydro Med, which the other party hereto will have access to by virtue of this Agreement. The parties hereto hereby agree to maintain said confidential and proprietary information, patent rights and trade secrets in the strictest confidence and not to disclose any such information to anyone, except to their respective consultants, representatives, directors, officers and employees on a "need to know" basis, and only after they have made them aware of all of the restrictions contained herein regarding the limitations imposed by this Section 8.1 and not to use any such confidential or proprietary information, patent rights or trade secrets for any purposes other than the discharge of their respective duties and obligations under this Agreement. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, governmental filings, and discussions with lenders, investment bankers, potential investors, shareholders, public officials, and the media.
The parties hereto also agree to cause their respective consultants, representatives, directors, officers and employees to execute, from time to time, such confidentiality agreements that the other party hereto shall reasonably require in respect of such confidential or proprietary information, patent rights and trade secrets. Notwithstanding any provision to the contrary contained herein, Hydro Med may provide a copy of this Agreement, and any information and records concerning any payments provided to it by Roberts pursuant to Section 2 hereof, to The Population Council, Inc. as may be required by Hydro Med's agreement with The Population Council, Inc.

                                   SECTION 9
                            MISCELLANEOUS PROVISIONS

     9.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Roberts may not assign any of its rights, duties or obligations hereunder to any party other than any Affiliate thereof, without the prior written consent of Hydro Med, which consent shall not be unreasonably withheld. In the event of any such assignment by Roberts to an Affiliate thereof, Roberts agrees to guarantee the due payment and performance of all of such Affiliate's obligations hereunder. Hydro Med may freely assign its rights, duties and obligations hereunder to any other Person; provided, however, that if Hydro Med assigns its rights, duties and obligations hereunder to an Affiliate thereof, it will guarantee the due payment and performance of all of such Affiliate's obligations hereunder.

     9.2 NOTICES. All notices, claims or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by facsimile transmission or mailed postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight delivery service as follows:

     If to Hydro Med:

     Hydro Med Sciences, a Division of GP Strategies Corp.
     8 Cedar Brook Drive
     Cranbury, NJ  08512
     Telecopier No.: (609) 409-1650
     Attention:  Mr. Robert Feinberg
                 President and Chief Executive Officer


     With a copy to:

     GP Strategies Corp.
     9 West 57th Street, 41st Floor
     New York, NY  10019
     Telecopier No.:  (212) 230-9545
     Attention:  General Counsel

If to Roberts:

     Roberts Pharmaceutical Corporation
     4 Industrial Way West
     Eatontown, New Jersey  07724
     Telecopier No.: (732) 389-1014
     Attention:  Anthony A. Rascio
                 Vice President and General Counsel


Any party named in this Section 9.2 may change its address or telecopier number for the receipt of notices by sending a notice provided in accordance with this
Section 9.2 to the other parties named in this Section 9.2. All notices and other communications hereunder shall be deemed to have been duly given when transmitted by telecopier, in each case addressed as aforesaid or personally delivered or, in the case of a mailed notice, when actually received by the intended recipient.

     9.3 WAIVER; REMEDIES. No delay on the part of Hydro Med or Roberts in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Hydro Med or Roberts of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     9.4 ENTIRE AGREEMENT. This Agreement, together with the Licensing Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating thereto.

     9.5 AMENDMENT. This Agreement may be modified or amended only by written agreement of the parties hereto.

     9.6 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute a single instrument.

     9.7 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules which may direct the application of the law of another state. The parties hereto hereby agree that any action, suit or proceeding initiated by either party hereto arising directly or indirectly out of the transactions contemplated hereby shall be heard or litigated in the Supreme Court of the State of New York, New York County or in the United States District Court for the Southern District of New York. The parties hereto hereby agree that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Laws.

     9.8 CAPTIONS. All section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     9.9 NO THIRD PARTY RIGHTS. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party to this Agreement.

     9.10 CONSTRUCTION. This Agreement shall be deemed to have been drafted by both Hydro Med and Roberts and shall not be construed against either party as the draftsperson hereof.

     9.11 NO JOINT VENTURE. Nothing contained herein shall be deemed to create any joint venture or partnership between the parties hereto, and, except as is expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

     9.12 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

     9.13 FORCE MAJEURE. If either party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein with respect to the Product by reason of a force majeure condition, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other cause or externally induced casualty beyond its reasonable control (any such event is a "Force Majeure Condition"), whether similar to the foregoing contingencies or not, said party shall provide written notice of same to the other party. Said notice shall describe any such Force Majeure Condition in reasonable detail and shall be provided within five (5) days of the occurrence of such event and shall identify the requirements of this Agreement or such of its obligations hereunder as may be adversely affected by such Force Majeure Condition, and to the extent so affected, said obligations shall be suspended during the period of such disability. The party prevented from performing hereunder as a result of any such Force Majeure Condition, shall use reasonable efforts to remove such condition, and shall continue performance whenever such Force Majeure Conditions are removed. The party so affected shall give to the other party a good faith estimate of the continuing effect of the Force Majeure Condition and nonperformance. If the period of any previous actual nonperformance by Hydro Med because of Hydro Med Force Majeure Conditions plus the anticipated future period of Hydro Med nonperformance because of any Force Majeure Conditions will exceed an aggregate of one hundred fifty (150) days within any twenty-four (24) month period, Roberts may terminate this Agreement by written notice to Hydro Med. If the period of any previous actual nonperformance of Roberts because of Roberts Force Majeure Conditions plus the anticipated future period of Roberts nonperformance because of any Force Majeure Conditions will exceed an aggregate of one hundred fifty (150) days within any twenty-four (24) month period, Hydro Med may terminate this Agreement by written notice to Roberts. When such circumstances as those contemplated herein arise, the parties shall discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

     9.14 REPRESENTATIONS. Each of the parties hereto hereby represents and warrants that it has the full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement and that it is not a party to any other agreement, understanding or arrangement which conflicts with, violates or constitutes a breach of any of its duties and obligations under this Agreement. Roberts hereby represents and warrants that it is the sole owner of or is duly licensed to provide all of the Roberts Materials to Hydro Med in accordance with the terms hereof for use in the production and manufacture of the Product. Nothing contained in this Agreement is intended to limit, restrict, modify or otherwise affect any representation, warranty, obligation or covenant of Hydro Med or Roberts which is set forth in the Licensing Agreement and all of such representations, warranties, obligations and covenants are hereby incorporated herein by reference as if such representations, warranties, obligations and covenants had been expressly stated herein.

     9.15 INSURANCE. Hydro Med shall, at its sole cost and expense, procure and maintain insurance coverage in the amount of at least $1,000,000 for fire, theft, fidelity and such other insurance which is reasonably necessary so as to protect the Product and perform its obligations hereunder. At its sole cost and expense, Hydro Med shall also obtain and maintain in full force and effect during the term of this Agreement insurance to cover its property and operations, and worker's compensation insurance in the amount required by law. Roberts shall, at its sole cost and expense, procure and maintain product liability insurance coverage in the amount of $5,000,000 in relation to the Product and shall name Hydro Med as an additional loss payee on any such insurance policies.

     9.16  CHANGE OF PLANT.   Hydro Med hereby agrees that it must provide at
least forty-five (45) days prior written notice to Roberts of any relocation of its Plant but in no event, however, shall Hydro Med relocate its Plant without the prior consent of any and all necessary governmental authorities.

     9.17 GUARANTY. By its execution of this Agreement in the space provided for its signature below, Roberts Pharmaceutical Corporation, a New Jersey corporation, which owns all of the issued and outstanding shares of capital stock of Roberts, hereby guarantees Roberts' full and prompt payment and the performance of all of Roberts' obligations and liabilities under this Agreement and all of the agreements, instruments and documents executed by Roberts in connection herewith and hereby agrees to pay or perform all of such liabilities and obligations to the extent that Roberts fails to do so.

     IN WITNESS WHEREOF, the parties hereto have executed this Manufacturing Supply Agreement as of the date first above written.

                              GP STRATEGIES CORP.


                              By: __________________________________
                                  Name:
                                  Title:


                              ROBERTS LABORATORIES INC.


                              By: __________________________________
                                  Name:
                                  Title:



ACCEPTED AND AGREED WITH
RESPECT TO SECTION 9.17 HEREOF ONLY:

ROBERTS PHARMACEUTICAL CORPORATION


By:____________________________________________
   Name:
   Title:

               FIRST AMENDMENT TO MANUFACTURING SUPPLY AGREEMENT
               -------------------------------------------------

     FIRST AMENDMENT (the "Amendment"), dated as of September 25, 1998, to the Manufacturing Supply Agreement (the "Agreement"), dated as of March 24, 1998, by and among HYDRO MED SCIENCES ("Hydro Med"), a division of GP STRATEGIES CORP., a Delaware corporation, and ROBERTS LABORATORIES INC., a New Jersey corporation ("Roberts").

                                 W I T N E S S E T H:
                                 -------------------

     WHEREAS, Hydro Med has developed a sealed, hollow cartridge containing the luteinizing hormone releasing hormone (LHRH), histrelin, for the subcutaneous release of said hormone, which may be useful in the treatment of human prostatic carcinoma and other indications (the "Product") and Roberts has agreed to license from Hydro Med certain rights of Hydro Med to the Product and to pursue development and commercialization of the Product pursuant to the terms of a License Agreement, dated as of March 24, 1998 (the "License Agreement"), between Hydro Med and Roberts;

     WHEREAS, pursuant to the terms and conditions of the Agreement, Roberts and Hydro Med have agreed that Hydro Med shall manufacture the Product at its manufacturing facility in Cranbury, New Jersey (the "Plant") and that Roberts shall reimburse Hydro Med for all of the costs, fees and expenses incurred by Hydro Med in connection with the commercial operation of the Plant and the production of the Product at the Plant;

     WHEREAS, in order to reimburse Hydro Med for such costs, fees and expenses, Roberts provided Hydro Med with a $250,000 payment following the execution and delivery of the Agreement and agreed to provide Hydro Med with three additional $250,000 payments to reimburse Hydro Med for all of the costs, fees and expenses it may incur during the eighteen (18) month period following the date of execution of the License Agreement in connection with the performance of its obligations under the License Agreement; and

     WHEREAS, Hydro Med and Roberts have mutually agreed to extend by four (4) months the date on which these three separate $250,000 payments shall be provided by Roberts to Hydro Med.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.  Definitions.  All capitalized terms used herein, unless otherwise
         -----------
defined herein, shall have the meanings ascribed to such terms in the Agreement.

     2.  Amendment to Agreement.  The Agreement is hereby amended as follows as
         ----------------------
of the date hereof:

          Clauses (ii), (iii) and (iv) of Section 2.4(a) of the Agreement are hereby deleted in their entirety and the following provisions are hereby inserted in place thereof:



        "(ii)       In order to reimburse Hydro Med for the     $250,000 to be provided
                    costs, fees and expenses it incurs during   by Roberts to Hydro Med
                    the period commencing March 24, 1998 and    no later than January
                    ending September 30, 1998                   24, 1999

        (iii)       In order to reimburse Hydro Med for the     $250,000 to be provided
                    costs, fees and expenses it incurs during    by Roberts to Hydro Med
                    the period commencing October 1, 1998 and    no later than July 24,
                    ending March 31, 1999                       1999

         (iv)       In order to reimburse Hydro Med for the     $250,000 to be provided
                    costs, fees and expenses it incurs during   by Roberts to Hydro Med
                    the period commencing April 1, 1999 and     no later than January
                    ending September 30, 1999                   24, 2000"



     3.  Miscellaneous.
         -------------

          (a) Each of Roberts and Hydro Med hereby acknowledges and agrees that it continues to be bound by and subject to all of its covenants, undertakings, agreements, liabilities and obligations under the Agreement and the License Agreement and hereby repeats and reaffirms all of its covenants, undertakings, agreements, liabilities and obligations under the Agreement and the License Agreement.

          (b) Except as expressly amended hereby, the Agreement shall remain in full force and effect following the execution and delivery of this Amendment by the parties hereto.

          (c) This Amendment may be executed in any number of separate counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

          (d) This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed therein.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Manufacturing Supply Agreement to be duly executed as of the day and year first above written.


                              GP STRATEGIES CORP.


                              By:
                                 ------------------------------------
                                    Name:
                                    Title:


                              ROBERTS LABORATORIES INC.


                              By:
                                 ------------------------------------
                                    Name:
                                    Title:



ACCEPTED AND AGREED TO IN ALL RESPECTS:

ROBERTS PHARMACEUTICAL CORPORATION


By:
   ------------------------------------
     Name:
     Title:

                               LICENSE AGREEMENT


     This License Agreement ("Agreement") is made as of the 24th day of March, 1998, by and between Hydro Med Sciences, a division of GP Strategies Corp., a Delaware corporation ("Hydro Med") and Roberts Laboratories Inc., a New Jersey corporation ("Roberts").

                                   RECITALS
                                   --------

     1. Hydro Med is in the business of discovering, developing and marketing drug delivery technologies. Roberts is in the business of developing and marketing pharmaceutical products.

     2. Hydro Med has developed a sealed, hollow cartridge containing the luteinizing hormone releasing hormone (LHRH), histrelin, for the subcutaneous release of said hormone, which may be useful in the treatment of human prostatic carcinoma and other indications (as defined in Section 1.02, the "Licensed Product"). Hydro Med has previously engaged in certain research and development efforts, including limited clinical trials, with respect to the Licensed Product, but has concluded that future development efforts could best be conducted in conjunction with Roberts.

     3. Roberts desires to license from Hydro Med certain rights of Hydro Med to the Licensed Product and to pursue development and commercialization of the Licensed Product within the Territory (as defined below), and Hydro Med is willing to grant such license, all upon the terms and conditions set forth in this Agreement.


                                   AGREEMENT
                                   ---------

     In consideration of the Recitals and the mutual covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE 1
                                   ---------

                                  DEFINITIONS
                                  -----------

     When used in this Agreement, each of the following terms shall have the meanings set forth below.

     Section 1.01.  "Affiliate" of a party hereto means, with respect to any
     ------------
Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other

Person. For purposes hereof, the term, "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction or management policies of such Person, whether through the ownership of voting securities or otherwise.

     Section 1.02.  "Licensed Product" means a sealed, hollow cartridge
     ------------
containing the luteinizing hormone releasing hormone (LHRH), histrelin, a synthetic nonapeptide agonist of naturally occurring luteinizing hormone releasing hormone, which cartridge is constructed from biocompatible hydrogel copolymers, consisting of hydrophilic monomers such as 2-hydroxyethylmethacrylate (HEMA) and hydroxypropylmethacrylate (HPMA). Any product for use as a therapeutic or diagnostic product that incorporates a Licensed Product (as defined above) shall also be deemed a Licensed Product.

     Section 1.03.  "End User" means a wholesaler, distributor, pharmacy,
     ------------
hospital, health care organization, physician or patient.

     Section 1.04.  "Know-How" means the items described in the attached
     ------------
Appendix A (i) which are now owned by or licensed to Hydro Med or (ii) which may subsequently be owned by or licensed to Hydro Med with a right to sublicense to Roberts.

     Section 1.05.  "Hydro Med Intellectual Property Rights" means all patent
     ------------
rights, trade secret rights, and Know-How rights which are now owned by or licensed to Hydro Med or which may subsequently be owned by or licensed to Hydro Med with a right to sublicense to Roberts and which encompass the Licensed Product and are effective in the Territory, including all patent divisions, continuations, continuations-in-part, reissuances, reexaminations, extensions, Supplementary Protection Certificates, and any similar intellectual property rights, and all counterparts thereof in the Territory. A list of all such patent rights owned or licensed to Hydro Med as of the date hereof and which are licensed hereunder is attached as Appendix B.

     Section 1.06.  "Net Sales" means with respect to a Licensed Product, the
     ------------
gross amounts invoiced by Roberts, any Affiliate of Roberts and/or any sublicensee hereunder, less only the following deductions:

     (a) Customary trade, quantity and cash discounts actually given or allowed;

     (b) Amounts repaid or credited for returned goods or rejections of Licensed Product which is unsalable;

     (c) Reasonable chargebacks, allowances and rebates, Medicaid and Medicare reimbursements, and similar deductions; and

     (d) Any taxes, customs duties, and the like levied on the on the sale, delivery, importation or use of the Licensed Product (other than taxes on income or similar taxes) and paid by or on behalf of Roberts.

     Section 1.07.  "Territory" means the United States of America, its
     ------------
territories and possessions, Canada and the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden, United Kingdom, Switzerland, Norway, Andorra, Cyprus, Malta, San Marino, Liechtenstein, Australia, South Africa, New Zealand, Albania, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Poland, Romania, Serbia, Slovakia, Slovenia, Turkey, Russia, Armenia, Azerbaijan, Belarus, Georgia, Kazakstan, Kyrgystan, Mongolia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Bahrain, Egypt, Iran, Iraq, Israel,

Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates, and Yemen.

     Section 1.08.  "Person" means a natural person, a corporation, a
     -------------
partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

                                  ARTICLE II
                                  ----------

                                    LICENSE
                                    -------

     Section 2.01.  License Grant.  Hydro Med grants to Roberts an exclusive
     ----------------------------
license to use and sell the Licensed Product to End Users within the Territory under the Hydro Med Intellectual Property Rights solely and only for the treatment of human prostatic carcinoma (the "Field of Use"). With respect to any patent rights licensed hereunder, such license shall be limited solely to those patent claims necessary to provide Roberts with the ability to use and sell the Licensed Product to End Users for the Field of Use within the Territory and shall, further, be limited solely to the right to use and sell the Licensed Product to End Users for the Field of Use within the Territory. Such license shall include the right of Roberts to sublicense consistent with the terms of this Agreement; provided, however, that Roberts shall not grant any such sublicense without first obtaining the written approval of Hydro Med therefor, which approval shall not be unreasonably withheld. All terms and provisions of this Agreement shall apply to each sublicense to the same extent as they apply to Roberts, and Roberts shall, and hereby does, guarantee the performance by any sublicensee of any and all obligations imposed by the terms and provisions of this Agreement, including, without limitation, the payment of royalties. The foregoing license shall be subject to the Supply Agreement between the parties being entered into by Hydro Med and Roberts contemporaneously with the signing of this Agreement (the "Supply Agreement").

     Section 2.02.  Exclusivity.  Except as is necessary for Hydro Med to
     --------------------------
fulfill its obligations under the Supply Agreement, during the Term of this Agreement (as defined below), Hydro Med will not sell the Licensed Product for the Field of Use within the Territory nor will it license any Person other than Roberts to do so.

     Section 2.03.  Reserved Rights.  Notwithstanding the foregoing, Hydro Med
     ------------------------------
retains and reserves all rights respecting the Licensed Product and/or under the Hydro Med Intellectual Property Rights for all human and veterinary indications other than the treatment of human prostatic carcinoma; provided, however, that Hydro Med hereby grants to Roberts an exclusive option a period of two (2) years after the date first written (the "Option Period") to negotiate a license agreement to use and sell the Licensed Product in the Territory for the treatment, in humans, of endometriosis, benign prostatic hyperplasia and central precocious puberty (the "Additional Indications"). The parties shall negotiate in good faith during the Option Period with a view towards entering into such a license agreement. During the Option Period, Roberts may provide a written offer to Hydro Med (the "Offer Notice") to enter into such a license agreement, such Offer Notice to specify in reasonable detail all of the material terms and conditions (including, without limitation, the royalty payments to be paid by Roberts to Hydro Med in connection therewith and the territory to be covered by such license agreement), upon which Roberts desires to enter into such a license agreement. Such Offer Notice shall constitute an irrevocable, binding offer on the part of Roberts to enter into such a license agreement with

Hydro Med on the terms and conditions contained in such Offer Notice. Hydro Med may elect, in its sole discretion, to accept or reject the offer provided by Roberts to Hydro Med pursuant to such Offer Notice. If, during the Option Period, Hydro Med does not accept an offer provided to it by Roberts pursuant to an Offer Notice to enter into such a license agreement, it may not accept an offer from any other Person to enter into such a license agreement for a period of three (3) months following the expiration of such Option Period, unless in the reasonable estimation of Hydro Med, the terms of any such offer are more favorable to Hydro Med than the terms contained in the Offer Notice furnished to Hydro Med by Roberts, in which case Hydro Med may accept any such offer upon the expiration of the Option Period. In the event that the parties are unable to reach final agreement on such a license agreement, Hydro Med shall be free to use and sell the Licensed Product for the Additional Indications and to negotiate and enter into a license agreement therefor with any other Person. Hydro Med further reserves and retains a non-exclusive right respecting the Licensed Products and/or under the Hydro Med Intellectual Property Rights to make, have made, use and sell the Licensed Products for the Field of Use and for the Additional Indications for research purposes only. Nothing in this Agreement shall be deemed to license or grant to or otherwise confer upon Roberts any rights, under the Hydro-Med Intellectual Property Rights or otherwise, to make, use or sell any cartridge described in Section 1.02 containing any hormone, enzyme, drug, medicine, medication, compound, mixture or solution other than histrelin, all of which rights are hereby expressly reserved and retained by Hydro-Med.

     Section 2.04.  Transfer of IND.  Promptly after the signing of this
     ------------------------------
Agreement, Hydro Med shall transfer to Roberts, and Roberts shall assume, all of the responsibilities and expenses of the sponsor of the Investigational New Drug application ("IND") respecting the Licensed Product; provided, however, that Hydro Med shall retain the right to review, comment and approve (such approval not to be unreasonably withheld) those actions of Roberts respecting such IND that directly or indirectly affect Hydro Med or its rights or this Agreement. All of the data generated from clinical trials of the Licensed Product in connection with such IND which are sponsored and paid for solely by Roberts shall be the sole and exclusive property of Roberts, and Hydro Med may not use or authorize any Person to use such data without Roberts' prior consent, which consent may not be unreasonably withheld, except that Hydro Med may use such data for or in connection with internal research purposes and/or academic papers, presentations, conferences and seminars. Furthermore, after the signing of this Agreement, Roberts shall be responsible for all adverse event reporting, annual reporting and any other reporting responsibilities to regulatory agencies in the Territory relating to the Licensed Product.

     2.05.  Improvements.  In the event that Hydro Med shall make any
     -------------------
improvements in the Licensed Products that have application in the Field of Use, said improvements and any patent applications and patents therefor shall come under this Agreement and be subject to all of the terms and provisions hereof.

                                  ARTICLE III
                                  -----------

                             DEVELOPMENT PAYMENTS
                             --------------------

     Section 3.01.  Costs of Clinical Development.  From and after the date
     --------------------------------------------
first written, Roberts shall assume the responsibility for obtaining, and shall use its best efforts to obtain, approval to market and sell the Licensed Product under the United States Federal Food, Drug and Cosmetic Act and under other similar laws in Canada and elsewhere in the Territory as defined by the Medicinal Product Directives of the European Economic Community (Council Directive 93/39 EEC dated January 14, 1993), and Roberts shall also assume the responsibility for all of the costs of obtaining such approvals and the clinical development of the Licensed Product, including, without limitation, all of the costs of any clinical supplies of the Licensed Product necessary to obtain such approvals. Without limiting the foregoing, Roberts shall also assume responsibility for, and the costs associated with, the New Drug Application ("NDA") for the Licensed Product according to the provisions of 21 CFR (S)314. The parties agree that such approval process and development shall be undertaken under the joint supervision and control of Hydro Med and Roberts. The parties further agree that Hydro Med has engaged Precision Research, Inc. to compile and review the data generated to date from the multi-center dose range study for the Licensed Product that has heretofore been conducted by or for Hydro Med and to assist in the preparation of a protocol as required by 21 CFR
(S)312.21. The parties further agree that Hydro Med or Roberts will engage one or more contract research organizations to satisfy the protocol as required by 21 CFR (S)312.21. Accordingly, in addition to being responsible for the costs of obtaining regulatory approvals and all clinical development of the Licensed Product, Roberts shall pay Hydro Med by wire transfer to an account designated by Hydro Med the following amounts at the following times:

        (i)    Upon submission of a New Drug             $250,000 (U.S.)

               Application to the United States
               Food and Drug Administration (the
               "FDA") to market and sell the
               Licensed Product for the Field of
               Use in the United States

        (ii)   Upon approval by the FDA of a             $500,000 (U.S.)
               NDA to market and sell the Licensed
               Product for the Field of Use in the
               United States

        (iii)  Upon approval by any authorized           $250,000 (U.S.)
               or competent regulatory authority
               equivalent to the FDA of the equivalent
               of a NDA to market and sell the Licensed
               Product for the Field of Use in (a)
               the European Union market or (b) any
               of the following countries:  (1) France,
               (2) the United Kingdom, (3) Germany or
               (4) Italy

     Section 3.02 Late  Payment.  All payments described above shall be made
     --------------------------
within ten (10) days of the stated event, except for the payment described in
Section 3.01(i), which shall be made upon the signing of this Agreement. Without limiting any of Hydro Med's rights or remedies hereunder or otherwise, any payment not made when due as above shall bear interest at the United States prime rate on the due date as published in the Wall Street Journal.

                                 ARTICLE IV
                                 ----------

                                 ROYALTIES
                                 ---------

     Section 4.01.  Royalty.  As consideration for the licenses granted
     ----------------------
hereunder, Roberts shall pay to Hydro Med a royalty equal to twenty seven percent (27%) of all Net Sales. On sales for resale between Roberts and an Affiliate of Roberts or a sublicensee hereunder, the royalty shall be calculated on the resale price.

     Section 4.02.  Timing of Payments.  The payments due under Section 4.01
     ---------------------------------
shall be paid and reported as set forth in Article VIII below.

     Section 4.03.  Certain Minimum Payments.  In the event that within three
     ---------------------------------------
(3) years after the date first above written Roberts fails to submit to the FDA a completed NDA for the Licensed Product, Roberts shall be obligated to pay to Hydro Med, as non-refundable advances against the percentage royalties, the sum of $41,666.66 (the AAdvance Amount@) on the first day of each calendar month beginning after the expiration of such three (3) year period (such three (3) year period as the same may be extended pursuant to this Section 4.03 is the ANDA Submission Period@) and continuing until such NDA is submitted to the FDA, after which submission this obligation shall cease. All amounts paid to Hydro Med under this Section 4.03 shall be credited against the amounts due under
Section 4.01 above. If the FDA requires two or more phase III clinical studies, or two or more treatment cycles of one or more phase III studies, with respect to the Licensed Product the NDA Submission Period shall be extended from three
(3) years to four (4) years and Roberts shall not be obligated to pay any Advance Amount to Hydro Med until the first day of each calendar month beginning after the expiration of such four (4) year period. Any payment to be made by Roberts to Hydro Med pursuant to this Section 4.03 shall be conditioned upon Hydro Med having supplied Roberts with a completed Chemistry, Pharmacy and Controls Section of the NDA which can be submitted to the FDA as part of the aforesaid completed NDA. Notwithstanding any provision to the contrary contained herein, if the FDA requires substantial additional studies to be conducted with respect to the Licensed Product prior to authorizing the commencement of a phase III clinical study for the Licensed Product, the NDA Submission Period shall not be deemed to commence for the purposes of this Section 4.03 until the date on which the FDA authorizes the commencement of such phase III clinical study.

                                 ARTICLE V
                                 ---------

         PROSECUTION AND INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS
         ------------------------------------------------------------

     Section 5.01.  Patent Term Extensions and Supplementary Protection
     ------------------------------------------------------------------
Certificates.  Hydro Med, upon request of Roberts, shall apply for and grant
------------
Roberts a license under any patent term extensions, Supplementary Protection Certificates or functional equivalents thereof, in any jurisdiction within the Territory where such items are permissible, for and to the extent of any Hydro Med Intellectual Property Rights licensed to Roberts hereunder. Roberts will provide Hydro Med with all material and information as may be necessary to obtain any of the aforesaid rights.

     Section 5.02.  Prosecution and Maintenance of Licensed Patents.
     ---------------------------------------------------------------

     (a) Appendix B attached hereto identifies all pending patent applications and patents in the Territory which are encompassed in the Hydro Med Intellectual Property Rights. In the event that Hydro Med applies for or maintains additional patents relating to the Hydro Med Intellectual Property Rights anywhere in the Territory or elsewhere, any costs, fees and expenses incurred by Hydro Med in connection therewith shall be shared equally by Hydro Med and Roberts.

     (b) Hydro Med shall use reasonable efforts to prosecute any pending patent applications of which it is the owner that are encompassed in the Hydro Med Intellectual Property Rights in the Territory and maintain any patents that have issued or will issue thereon in full force and effect for the term of such patent. Should, during the course of prosecution of any pending claims, an official action rejecting the claims require that an amendment be made or action be taken which would limit or substantially change the scope of any license hereunder, Hydro Med will timely inform Roberts in writing. Hydro Med shall consult Roberts before responding to any such official action, and allow Roberts to assist in the prosecution of such claims or, at Hydro Med's option, allow Roberts the opportunity at its time and expense to prosecute such claims to Roberts' satisfaction.

     Section 5.03.  Costs of Prosecution and Maintenance of Patents.  Hydro Med
     --------------------------------------------------------------
shall bear all costs incurred in filing, prosecuting and maintaining all patents and patent applications encompassed within the Hydro Med Intellectual Property Rights.

     Section 5.04.  Infringement.  Each party shall give prompt notice to the
     ---------------------------
other of any infringement, potential infringement or suspected infringement in the Territory of the rights to Hydro Med Intellectual Property Rights exclusively licensed to Roberts hereunder that may come to such party's attention. Promptly thereafter, the parties shall consult and cooperate fully to determine a course of action, including, but not limited to, the commencement of legal action by one or both parties, to cause such infringement, potential infringement, or suspected infringement to be terminated. Each party, at its option, may elect to participate in or commence such a legal action. In the event of a joint action in which both parties agree to participate, the parties will share in the costs and the recovery thereof and therefrom in a manner to be agreed upon. Failing agreement on a course of action to abate such infringement, potential infringement or suspected infringement within sixty (60) days of the time such infringement, potential infringement or suspected infringement becomes known to both parties, either party shall have the right, at its own expense, to initiate and prosecute an action against the infringer and shall retain whatever damages are recovered. Neither party will enter into any settlement of any action referred to in this Section 5.04 without the other party's prior consent, which consent shall not be unreasonably withheld. In the event that a declaratory judgment action is commenced or a defense is raised alleging the invalidity of any of the Hydro Med Intellectual Property Rights licensed hereunder, Hydro Med, at its sole option, shall have the right to take over and control the defense of such action and/or the response to such defense.

     Section 5.05.  Reexamination and Reissue.  Hydro Med shall defend in a
     ----------------------------------------
reasonable manner any patent encompassed within the Hydro Med Intellectual Property Rights in any reexamination or reissue proceeding in the United States Patent and Trademark Office and the applicable foreign equivalent. Before Hydro Med initiates a reissue proceeding, or before either party initiates a reexamination proceeding, the parties shall consult as to the desirability or necessity of such a proceeding. Such proceedings will not be abandoned prior to a final decision of the Patent Office Board of Appeals or Patent Office Board of Interferences and the applicable foreign equivalent without the consent of Roberts, which consent will not be unreasonably withheld taking into consideration, inter alia, the merits of the action of the Patent and Trademark Office and the applicable foreign equivalent, priority dates provable by any interference party (should an interference be involved), and the technological and commercial importance of the subject matter of the claims of the application or patent involved. All expenses of any proceedings set described in this
Section 5.05 shall be shared equally by Roberts and Hydro Med.

                                  ARTICLE VI
                                  ----------

                            DISCLOSURE OF AGREEMENT
                            -----------------------

     Section 6.01.  Disclosure of Agreement.  Except as provided below, neither
     --------------------------------------
Roberts nor Hydro Med shall release any information to any third party with respect to the existence and terms of this Agreement or with respect to any confidential information or trade secrets concerning the parties, the Licensed Product or the Hydro Med Intellectual Property Rights, without the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, except that Hydro Med may provide a copy of this Agreement and information and records concerning the royalties and other payments received by Hydro Med hereunder and the Net Sales of the Licensed Product hereunder to the Population Council ("PC") as may be required by Hydro Med's agreement with PC. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, governmental filings, and discussions with lenders, investment bankers, public officials, and the media.

     Section 6.02.  Releases Required by Law.  If either party determines a
     ---------------------------------------
release of information is required by law or governmental regulation, it shall notify the other in writing at least ten (10) days (or such shorter period where legally required) before the time of the proposed release. The notice shall include the exact text of the proposed release, the time and manner of the release, and the basis for such party's belief that disclosure is required. At the other party's request and before the release, the party desiring to release information shall consult with the other party on the necessity for the disclosure and the text of the proposed release. In no event shall a release include information regarding the existence or terms of this Agreement that is not required by law or governmental regulation without the consent of the other party. Notwithstanding any other terms of this Agreement, either party shall be permitted and allowed to provide a copy of this Agreement or any terms hereof or otherwise provide any information with respect to the existence and terms of this Agreement to appropriate governmental taxing or regulatory authorities, without advance written notice or approval of the other party.

                                  ARTICLE VII
                                  -----------

                             CERTAIN UNDERTAKINGS
                             --------------------

     Section 7.01.  Hydro Med Warranties.  Hydro Med hereby warrants that, to
     -----------------------------------
the best of its knowledge, the patents listed in Appendix B hereto are valid and that Hydro Med is the sole owner of or is duly licensed under the Hydro Med Intellectual Property Rights licensed to Roberts hereunder and has the authority to grant licenses under such Rights.

     Section 7.02.  Roberts Efforts.  Roberts hereby agrees to use its best
     ------------------------------
efforts to develop and commercialize the Licensed Product for the Field of Use and to make a determination as to the Additional Indications throughout the Territory.

     Section 7.03.  Sublicensing.  All sublicenses granted by Roberts hereunder
     ---------------------------
shall be in writing and shall include a requirement that the sublicensee use its best efforts to commercialize the Licensed Product as quickly as is reasonably possible and shall bind the sublicensee to meet all of Roberts= obligations to Hydro Med under this Agreement, and a copy of this Agreement shall be attached to such sublicense agreement. In the event that Roberts is unable or unreasonably refuses to consent to the granting of sublicenses, either as suggested by Hydro Med or a potential sublicensee or otherwise, Hydro Med may directly license such potential sublicensee unless Roberts reasonably satisfies Hydro Med that such sublicense would not materially increase the Net Sales of the Licensed Products.

     Section 7.04.  Hydro Med Name.  Roberts shall not use Hydro Med's name or
     -----------------------------
any adaptation of it in any packaging, advertising, promotional, sales literature or other material without the prior written consent of Hydro Med.

     Section 7.05.  Comply With Law.  Roberts agrees to comply with all
     ------------------------------
applicable laws and regulations relating to the Licensed Product. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things prohibit or require a license for the export of certain types of technical data to certain specified countries. Roberts hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Roberts or its Affiliates or any sublicensees hereunder, and that it will defend and hold Hydro Med harmless in the event of any legal action of any nature occasioned by such violation.

                                 ARTICLE VIII
                                 ------------

                                  ACCOUNTING
                                  ----------

     Section 8.01. Sales and Royalty Reports.  Roberts shall deliver to Hydro
     ---------------------------------------
Med within forty-five (45) days after the end of each calendar quarter a written report setting forth an accounting of Roberts= Net Sales and the royalty payment due to Hydro Med for such quarter. Such quarterly reports shall be in English and shall set forth for such calendar quarter (a) the number of Licensed Products sold by Roberts, any Affiliates of Roberts and/or any sublicensees hereunder, separately by each country in the Territory, (b) the total billings or invoice prices for such Licensed Products, separately by each country in the Territory, (c) a detailed specification of the deductions from such amounts to determine Net Sales, (d) the amount of royalties due pursuant to Section 4.01, and (e) such other information as Hydro Med may from time to time reasonably request. Such reports shall be certified as correct by an officer of Roberts. If no royalties are due Hydro Med for such quarter, the report shall so state. Annually, by October 1, Roberts shall deliver to Hydro Med a sales forecast, by quarter, for the subsequent calendar year. All sales and royalty reports shall be directed to Robert Feinberg, President and CEO of Hydro Med Sciences, c/o GP Strategies Corp., 9 West 57th Street, 41st Floor, New York, New York 10019. In the event Roberts makes sales of the Licensed Product to Persons other than End Users, Roberts shall require such Persons to provide Roberts with such information as Hydro Med may reasonably request to permit Hydro Med to calculate and verify Net Sales and Royalties due.

     Section 8.02.  Delivery of Royalty.  When Roberts delivers the written
     ----------------------------------
reports to Hydro Med under Section 8.01 or forty-five (45) days after the end of each calendar quarter, whichever is earlier, Roberts shall pay by wire transfer or other method acceptable to Hydro Med, the payments due to Hydro Med for the preceding calendar quarter under Section 4.01 hereof. Without limiting any of Hydro Med's rights or remedies hereunder or otherwise, any payment not made when due shall bear interest at the United States prime rate on the due date as published in the Wall Street Journal.

     Section 8.03.  Audits.  Roberts shall keep, and shall require its
     ---------------------
Affiliates to keep, accurate records in sufficient form and detail to enable the amounts due to Hydro Med hereunder to be determined. During the term of this Agreement and for two (2) years after its termination, Hydro Med shall, not more than once each year and upon written notice, have the right, at its expense, to audit (or have audited) the books and records of Roberts and its Affiliates only for the purpose of determining the accuracy of payments made to Hydro Med hereunder. If Roberts has underpaid the amounts due Hydro Med under this Agreement by more than five percent (5%) for any twelve (12) month period, Roberts shall, in addition to paying any royalties due plus interest, also reimburse Hydro Med for the cost of such audit.

     Section 8.04.  Exchange Rates and Currency Translation.  All payments to be
     ------------------------------------------------------
made by Roberts to Hydro Med under this Agreement shall be made and reported in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last business day of the calendar quarter for which the payments are due. Such payments shall be made to Hydro Med in accordance with this Agreement.

     Section 8.05.  Withholding Taxes.  Roberts shall have no liability for any
     --------------------------------
income taxes levied against Hydro Med on account of royalties paid hereunder.
If any law regulations require that any such taxes be withheld by Roberts, Roberts shall deduct such taxes from the payment due Hydro Med, pay the taxes so withheld to the proper taxing authority, and send proof of payment to Hydro Med annually within sixty (60) days after the first day of the year following such payment. If Hydro Med desires to obtain a refund of any taxes so withheld and paid from a taxing authority, Roberts shall cooperate reasonably in the pursuit of such refund.

                                  ARTICLE IX
                                  ----------

                             TERM AND TERMINATION
                             --------------------

     Section 9.01.  Term.  This Agreement shall become effective on the date
     -------------------
hereof, and shall remain in effect until the later of either: (i) the life of the last to expire of the patents encompassed in the Hydro Med Intellectual Property, or (ii) fifteen (15) years from the date hereof. Upon termination of this Agreement as set forth in this Section 9.01, the licenses granted to Roberts hereunder shall be deemed to be paid up in full.

     Section 9.02.  Termination by Default.  If either party is in default of
     -------------------------------------
any of its material obligations under this Agreement, or fails to remedy such default within sixty (60) days (thirty (30) days in the case of a default in making a payment hereunder) after the other party sends written notice detailing the substance of the default to the defaulting party, the injured party may terminate this Agreement by written notice. In the event of the termination of this Agreement, the licenses granted hereunder shall terminate. Without limiting the meaning of the term default hereunder, it is agreed that Roberts' failure to pay to Hydro Med the amounts due under Articles III and IV as and when due as set forth in this Agreement shall constitute a default of a material obligation under this Agreement. In the event that this Agreement is terminated by reason of a default by Roberts or Roberts' failure to make the minimum purchases as set forth in Section 9.03 below, Roberts shall forthwith transfer to Hydro Med all rights to the NDA for the Licensed Product and shall execute and deliver to Hydro Med any and all documents reasonably necessary to effectuate or confirm such transfer.

     Section 9.03.  Minimum Purchases.  In the event that in any year after the
     --------------------------------
NDA for the Licensed Product is approved by the FDA, Roberts fails to make the minimum purchases of the Licensed Product required under Section 2.3 of the Supply Agreement, Hydro Med shall have the right to immediately terminate this Agreement upon written notice to Roberts.

     Section 9.04.  Sublicenses.  All sublicenses granted hereunder shall
     --------------------------
provide that, upon termination of this Agreement, such sublicenses shall immediately terminate or, at Hydro Med's option, Roberts' interest therein shall immediately be assigned to Hydro Med.

     Section 9.05.  Insolvency.  In the event that any party (or an Affiliate of
     -------------------------
such party to which this Agreement or any material rights or obligations hereunder has been assigned) (a) shall become insolvent, (b) shall make an assignment for the benefit of creditors or shall file a petition in bankruptcy, or (c) shall have a petition in bankruptcy filed against it, the other party shall have the right to terminate this Agreement, immediately upon giving written notice of such termination.

     Section 9.06.  Residual Obligation Upon Termination.  Termination of this
     ---------------------------------------------------
Agreement for any reason whatsoever will not release or discharge Hydro Med or Roberts from the performance of any obligation or the payment of any amount or debt which may have previously accrued and remains to be performed, paid or discharged, as of the date of such termination.

     Section 9.07.  Survive Termination. Sections 6.01, 7.01, 7.04, 7.05, 8.03,
     ----------------------------------
9.02, 9.05, 9.06 and 10.12 of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE X
                                   ---------

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     Section 10.01.  Amendment.  This Agreement may not be amended, supplemented
     -------------------------
or otherwise modified except by an instrument in writing signed by an authorized representative of both parties.

     Section 10.02.  Entire Agreement.  This Agreement and the Supply Agreement
     --------------------------------
constitute the complete and definitive agreement of the parties on the subject matter hereof and supersede, cancel and annul all prior or subsequent agreements, understandings and undertakings relating to the subject matter hereof including, but, without limiting the generality of the foregoing, any documents used by the parties in making or accepting any offer. There are no verbal agreements, warranties, representations or understandings affecting this Agreement, and all previous or other negotiations, representations and understandings between Hydro Med and Roberts are merged herein.

     Section 10.03.  Severability.  Each party agrees that, should any provision
     ----------------------------
of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect. The parties specifically agree that nothing in this Agreement is intended to require either party to take, or not take, any action which would constitute a violation of any applicable law or regulation.

     Section 10.04.  Notices.  Any notice required or permitted to be given
     -----------------------
under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, or sent by national overnight delivery service, or by acknowledged facsimile. Unless otherwise specified in writing, the mailing addresses of the parties shall be as follows:

     For Roberts:

     Roberts Laboratories Inc.
     4 Industrial Way West
     Eatontown, New Jersey  07724
     Attention:  Anthony A. Rascio, Vice President and General Counsel

     For Hydro Med:

     GP Strategies Corp.
     9 West 57th St., 41st Floor
     New York, New York  10019
     Attention:  Robert Feinberg, President and CEO of Hydro Med Sciences

     Section 10.05.  Governing Law.  This Agreement shall be governed by, and
     -----------------------------
construed in accordance with, the Laws of the State of New York, excluding any choice of law rules which may direct the application of the law of any other jurisdiction.

     Section 10.06.  Assignment.  Except as expressly provided herein, neither
     --------------------------
party may assign or sublicense this Agreement or its rights or obligations under this Agreement (other than to an Affiliate) without the prior written consent of the other party, except that either party may make such an assignment without the consent of the other in connection with any merger or sale of all or substantially all of such party=s assets. In the event of any such assignment to an Affiliate, the assignor shall guarantee the due payment and performance of all the Affiliate=s obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assignees.

     Section 10.7.  Consents Not To Be Unreasonably Withheld.  Whenever
     -------------------------------------------------------
provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     Section 10.8.  No Strict Construction.  This Agreement has been prepared
     -------------------------------------
jointly and shall not be strictly construed against either party.

     Section 10.9.  Captions.  The captions or headings of the Sections or other
     -----------------------
subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

     Section 10.10.  Force Majeure.  Any delay or failure in the performance of
     -----------------------------
any of the duties or obligations of any party hereto caused by an event outside the affected party's reasonable control shall not be considered a breach of this Agreement, and the time required for such party's performance shall be extended for a period equal to the period of such delay. Such events shall include, without limitation, any labor strike or lockout, act of God, war, fire, flood, embargo, act of any governmental authority, riot, or any other unforeseeable cause or causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are appropriate in the party's discretion to relieve the effect of such cause as rapidly as possible.

     Section 10.11.  Currency.  All references to "$" or "dollars" in this
     ------------------------
Agreement shall refer to United States dollars.

     Section 10.12. Guaranty.  By its execution of this Agreement in the space
     -----------------------
provided for its signature below, Roberts Pharmaceutical Corporation, a New Jersey corporation, which owns all of the issued and outstanding shares of capital stock of Roberts, hereby guarantees Roberts' full and prompt payment and the performance of all of Roberts' obligations and liabilities under this Agreement and all of the agreements, instruments and documents executed by Roberts in connection herewith and hereby agrees to pay or perform all of such liabilities and obligations to the extent that Roberts fails to do so.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective officers thereunto duly authorized.

ROBERTS LABORATORIES, INC.       GP STRATEGIES CORP.

By:  ______________________________     By:  ______________________________
Name:______________________________     Name:______________________________
Title:  ___________________________     Title:  ___________________________



ACCEPTED AND AGREED WITH
RESPECT TO SECTION 10.12 HEREOF ONLY:


ROBERTS PHARMACEUTICAL CORPORATION



By:
   ___________________________________
     Name:
     Title:

                                  Appendix A
                                  ----------

                              Hydro Med Know-How
                              ------------------

Know-How shall mean all written information in the possession of Hydro Med regarding the Licensed Product reasonably useful to Roberts in exploiting the rights granted to Roberts hereunder. Hydro Med shall use its reasonable efforts to locate and furnish to Roberts all material documents representing Know-How. Provided that Hydro Med has used its reasonable efforts to locate such documents, Hydro Med shall have no further obligation to Roberts with respect to such documents.

                                  Appendix B
                                  ----------

          Hydro Med Patents and Patent Applications in the Territory
          ----------------------------------------------------------


--------------------------------------------------------------------------------------------------
           Country                Patent No.       Issue Date                  Title

--------------------------------------------------------------------------------------------------
U.S.                              5,266,325         11/30/93     Preparation of Homogeneous
                                                                 Hydrogel Copolymers
                                                                 ("Preparation")
--------------------------------------------------------------------------------------------------
U.S.                              5,292,515         03/08/94     Manufacture of Water Soluble
                                                                 Hydrophilic Articles and Drug
                                                                 Delivery Devices ("Manufacture")
--------------------------------------------------------------------------------------------------
Canada                            2,059,377         08/27/96     Manufacture

==================================================================================================

--------------------------------------------------------------------------------------------------
Canada                            2,059,406         05/28/96     Preparation
--------------------------------------------------------------------------------------------------
Europe (France, Germany,

Italy, Switzerland, UK)           0,551,699         07/10/96     Preparation

--------------------------------------------------------------------------------------------------
Europe (Austria, Belgium,         0,551,698         03/05/97     Manufacture

Denmark, France, Germany,

Italy, Netherlands, Sweden,

Switzerland, UK)

--------------------------------------------------------------------------------------------------